     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999
                           REGISTRATION NO. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   -----------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                 LEUKOSITE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           2834                     04-3173859
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
  incorporation or organization)     Classification Code Numbers)    Identification No.)


                                215 FIRST STREET
                               CAMBRIDGE, MA 02142
                                 (617) 621-9350
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------

                                                   WITH COPIES TO:

     CHRISTOPHER K. MIRABELLI, PH.D.               JUSTIN P. MORREALE, ESQ.
     CHAIRMAN OF THE BOARD OF DIRECTORS            JULIO E. VEGA, ESQ.
     LEUKOSITE, INC.                               Bingham Dana LLP
     215 First Street                              150 Federal Street
     Cambridge, MA 02142                           Boston, MA 02110
     (617) 621-9350                               (617) 951-8000

     (Name, address, including zip code, and telephone number,
     including area code, of agent for service)
                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:


      FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


----------------------------- --------------------- ---------------------- ---------------------- ------------------
                                                           PROPOSED                PROPOSED
                                                            MAXIMUM                 MAXIMUM            AMOUNT OF
  TITLE OF SECURITIES TO BE        AMOUNT TO BE          AGGREGATE PRICE           AGGREGATE          REGISTRATION
         REGISTERED               REGISTERED(1)           PER UNIT(2)          OFFERING PRICE(2)          FEE
------------------------------ --------------------- ---------------------- ---------------------- ------------------
Common Stock,
par value $.01 per share            1,651,113                $8.28               $13,671,215            $4,033
------------------------------ --------------------- ---------------------- ---------------------- ------------------


        (1) The total amount of selling shares listed in the prospectus is 8,722,923. A Registration Statement filed on October 15, 1998 registered 7,071,810 shares. A registration fee of $14,874.49 was paid on October 15, 1998 for these shares. The amount of new shares to be registered under this Registration Statement is 1,651,113.

        (2) Estimated solely to determine the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 1,651,113 shares at a purchase price of $8.28 per share, which is the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on April 9, 1999. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

                       ----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 12, 1999


                                8,722,923 SHARES

                                 LEUKOSITE, INC.
                                  COMMON STOCK

         Selling stockholders identified in this prospectus may sell up to 8,722,923 shares of common stock of LeukoSite, Inc. LeukoSite will not receive any of the proceeds from the sale of shares by the selling stockholders. LeukoSite's common stock is listed on the Nasdaq National Market under the symbol "LKST". On April 9, 1999, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $8.25 per share.

              INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-     Annual Report on Form 10-K for the year ended December 31, 1998
- Current Reports on Form 8-K filed January 5, 1999, February 26, 1999 and April 6, 1999
- The description of the common stock contained in LeukoSite's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

         You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                  LeukoSite, Inc.
                  215 First Street
                  Cambridge, MA  02142
                  Attn:  Investor Relations
                  (617) 621-9350
                  information@LeukoSite.com

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding LeukoSite's drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and LeukoSite's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

RISK FACTORS

         INVESTING IN LEUKOSITE'S COMMON STOCK IS VERY RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

         OUR DRUG CANDIDATES MAY NOT PROVE TO BE SAFE AND EFFECTIVE IN HUMAN CLINICAL TRIALS.

         We are currently testing three monoclonal antibody products in human clinical trials. Clinical trials of drug candidates involve the testing of potential therapeutic agents in humans to determine whether the drug candidates are safe and effective and, if so, to what degree. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial human testing. The clinical trials of any of our drug candidates may not be successful which may prevent us from commercializing the drug, substantially impairing our business, financial condition and results of operations.

         WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT.

         Many of LeukoSite's research and development programs are at an early stage of development. The FDA has not approved any of our product candidates. In addition, we have not selected any small molecule drug candidates for clinical development which, if and when we do, will require us to devote significant capital and resources for additional research and development and to obtain regulatory approvals. We have limited experience in conducting preclinical and clinical trials. Furthermore, even if we receive initially positive preclinical trial results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional preclinical trials or human clinical testing. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can

-        be safe and effective

-        otherwise meet applicable regulatory standards

-        receive the necessary regulatory marketing approvals

-        develop into commercially viable drugs

-        be manufactured or produced economically and on a large scale

-        be successfully marketed

-        be reimbursed by government or private consumers

-        achieve customer acceptance

Indeed, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Or, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

         WE DEPEND ON OUR COLLABORATIVE PARTNERS.

         A key element of LeukoSite's strategy is to accelerate certain of its drug discovery and development programs and to fund its capital requirements, in part, through collaboration agreements with major pharmaceutical companies. We currently have collaboration agreements with Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo, Ltd. and Genentech, Inc. Each of our partners has the right, but not the obligation, to conduct preclinical and clinical trials of the compounds developed during their collaboration with us and to develop and commercialize any drug candidates resulting from their collaboration with us. For example, under the Genentech collaboration agreement, Genentech has the right, but not the obligation, to conduct Phase III clinical trials of our LDP-02 monoclonal antibody product. Thus, the collaboration agreements allow our collaborative partners significant discretion in electing whether to pursue the development of any potential drug candidates. As a result, we cannot control the amount and timing of the resources dedicated by our collaborative partners to their respective collaborations with us.

         This also means that LeukoSite's right to receive revenues under the collaboration agreements for drug development milestones or royalties, co-promotion rights or profit-sharing on sales is dependent largely upon the activities and the development, manufacturing and marketing resources of its collaborative partners. As such

- our partners may not pursue the development and commercialization of compounds resulting from their collaboration with us

- any development or commercialization may not be successful even if our partners pursued such efforts

- we may not derive any royalty or product sales revenue from our collaborations.

         Moreover, certain drug candidates discovered by LeukoSite may be competitive with our partners' drugs or drug candidates. Accordingly, it is possible that our collaborative partners will choose not to proceed with the development of our drug candidates or that they will pursue their existing or alternative technologies in preference to our drug candidates. We advise you that

- our interests may not always coincide with those of our collaborative partners

- some of our collaborative partners could independently develop or develop with third parties drugs which compete with ours

- disagreements with our partners over rights to technology or other proprietary interests might occur, leading to delays in research or in the development and commercialization of certain product candidates (such disputes could also require or result in litigation or arbitration, which is time-consuming and expensive)

         OUR AGREEMENTS WITH OUR COLLABORATIVE PARTNERS ARE TERMINABLE.

         LeukoSite relies on its collaborative partners to fund a substantial portion of the research operations and clinical trials that it anticipates for the next several years. Although each of the collaboration agreements may be extended past its current term, we cannot be sure that these contracts will be extended or renewed, or that any renewal, if made, will be on terms favorable to us. The following table explains how some of our major collaboration agreements can be terminated:


         AGREEMENT                                            TERMINATION RIGHTS
--------------------------------                         --------------------------

Warner-Lambert Company (all agreements)                 By either party upon
                                                        breach by other party;
                                                        at any time for any
                                                        reason upon 6 months
                                                        written notice

Kyowa Hakko Kogyo, Ltd.                                 By either party upon breach by other party;  at any
                                                        time upon 60 days written notice

Genentech, Inc.                                         By either party upon breach by other party;  at any
                                                        time upon 9 months written notice


         In short, we cannot guarantee that any of the collaboration agreements will remain in effect for its expected term. If any of the collaborative partners terminates or breaches its agreement with LeukoSite, or fails to conduct its collaborative activities in a timely manner, then the development or commercialization of any drug candidate or research program with such partner could be delayed or terminated. Alternatively, we may have to devote unexpected and unbudgeted additional resources to such development or commercialization, all of which could have a material adverse effect on our business, financial condition and results of operations.

         WE HAVE A  HISTORY OF LOSSES AND AN EXPECTATION OF FUTURE LOSSES.

         LeukoSite has incurred a net operating loss every year since it was incorporated in May 1992, and had an accumulated deficit of approximately $47 million through December 31, 1998. LeukoSite expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts and preclinical and clinical trials. In 1999, we expect that our only revenues will come from milestone payments and any other amounts received under existing and future collaboration agreements, if any. It is possible that we may not be able to

- establish any additional collaborative relationships on terms acceptable to us

-     maintain the current collaboration agreements in effect

- achieve the milestones that are required for us to receive funds from our current collaborative partners

         LeukoSite's ability to generate revenue or achieve profitability is dependent in part on its collaborative partners' ability to complete the development of drug candidates successfully, to obtain regulatory approvals for drug candidates and to manufacture and commercialize any resulting drugs. We cannot provide assurance that we will ever successfully identify, develop, commercialize, manufacture and market any products, obtain required regulatory approvals or achieve profitability.

         WE HAVE SIGNIFICANT DEVELOPMENT COSTS AND ARE UNCERTAIN AS TO THE AVAILABILITY OF FUTURE FUNDING.

         LeukoSite will require substantial additional funds in order to finance its drug discovery and development programs, fund operating expenses, pursue regulatory clearances, and prosecute and defend its intellectual property rights. We depend heavily upon our collaborative partners for research and clinical trials funding and we cannot be sure that our existing collaboration agreements will provide the necessary funding to meet our operating expenses.

         LeukoSite intends to seek additional funding through public or private financing or collaboration or other arrangements with collaborative partners. If we raise additional funds by issuing new equity securities, this may result in further dilution to our existing stockholders. In addition, any future investors may demand (and we may have to grant) rights superior to those of our existing stockholders in order to obtain additional funds. Still, we cannot be sure that additional financing will be available, in the first instance, from any sources or, even if available, that such funds will be available on acceptable terms.

         OUR DRUG CANDIDATES ARE SUBJECT TO GOVERNMENTAL REGULATION AND PRODUCT APPROVALS.

         Our products currently under development are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If we market these products abroad, foreign governments may also impose export/import requirements and other restrictive regulations. We must complete all appropriate regulatory clearance processes before commercializing a product, which is lengthy and expensive. We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for any of the products we are currently developing, and all of the following could have a material adverse effect on our business, financial condition and results of operations:

-     significant delays in obtaining or failing to obtain required approvals

-     loss of previously obtained approvals

-     failing to comply with existing or future regulatory requirements.

         Complying with FDA regulatory requirements applicable to product development and obtaining FDA approval can take a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective or cannot meet the FDA's other regulatory requirements. Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development, which may affect our ability to obtain approval as anticipated, delay the submission or review of an application or require additional expenditures by LeukoSite.

         All of LeukoSite's product candidates will require FDA and foreign government approvals for commercialization, none of which have been obtained. LeukoSite and ILEX are required to file a BLA with the FDA before beginning commercialization of CAMPATH-Registered Trademark- in the United States. We are not certain when, independently or with its collaborative partners, we will submit any marketing applications for our monoclonal antibodies or small molecule antagonists under development. We cannot guarantee that any studies will demonstrate that the products are safe and effective for their intended uses, or that the FDA will grant required approval on a timely basis, or at all, for any of these products for any studied indications.

         Government regulations may cause delays in LeukoSite's marketing of products for a considerable or indefinite time, which could impose costly procedural requirements upon LeukoSite's activities. While we attempt to comply with such applicable government regulations, larger companies or companies more experienced in regulatory affairs may obtain a competitive advantage over us. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from commercial sales. Our inability to obtain marketing approval of our products on a timely basis, or at all, would have a material adverse effect on our business, financial condition and results of operations.

         OUR PATENT AND PROPRIETARY RIGHTS COULD AFFECT OUR ABILITY TO COMPETE.

         LeukoSite's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions, and the scope of claims made under such patents, are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents (whether directly owned by us or licensed to us) were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe upon, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents unenforceable. Even if we have valid patents, these patents still may not provide sufficient protection against competitive products or other commercially valuable products or processes.

         If a third party claims the same or overlapping subject matter as we have claimed in a United States patent application or patent, then we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine who invented the subject matter first. If we lost such an interference proceeding, then we would be deprived of the patent protection we previously sought or obtained. Indeed, regardless of whether we win or lose in such proceedings, we would still incur substantial costs.

         In addition to patent protection, LeukoSite relies on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and certain consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. Third parties may learn of or independently discover our trade secrets, proprietary know-how and intellectual property, which could have a material adverse effect on our business, financial condition and results of operations.

         LeukoSite's product candidates LDP-01, LDP-02 and CAMPATH-Registered Trademark- are humanized monoclonal antibodies. We are aware that both the U.S. Patent and Trademark Office and certain foreign governments have issued patents to third parties which relate to certain humanized antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. We may choose to seek or be required to seek licenses under certain of these patents.

         We are also aware of third party applications in the United States and abroad relating to certain humanized monoclonal antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. LeukoSite may choose to seek or be required to seek licenses under some or all of the patents which might issue from these patent applications.

         INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

         There is significant and widespread litigation in the pharmaceutical and biotechnology industry regarding patents and proprietary rights. LeukoSite may need to assert claims of infringement, enforce its patents, protect trade secrets, know-how or other intellectual property rights, or determine the scope or validity of proprietary rights of third parties. Conversely, we may need to defend against claims of infringement by third parties. We cannot guarantee that any of our patents will ultimately be held valid or that our efforts to assert or defend any patents, trade secrets, know-how or other intellectual property rights would be successful. Similarly, we cannot guarantee that our products or processes will not be held to infringe the patents or other intellectual property rights of others. Uncertainties emanating from the initiation and continuation of any patent or related litigation could have a material adverse effect on our business, financial condition and results of operations.

         The expenses of intellectual property litigation or other similar proceedings would be likely to be substantial, and could have a material adverse effect on LeukoSite's business, financial condition and results of operations. An adverse outcome in such litigation or proceeding could subject LeukoSite to significant liabilities or require LeukoSite to cease certain activities. If any of our present or future products or processes is alleged or determined to infringe upon the patents or impermissibly use the intellectual property of others, we may choose or be required to obtain licenses from third parties under their patents or proprietary rights. We cannot guarantee that we will be able to obtain those licenses on acceptable terms, if at all. In such event, we would be severely restricted or prohibited from the development, manufacture and sale of our drug candidates.

         INTENSE COMPETITION CREATES RISKS.

         The biotechnology and pharmaceutical industries are intensely competitive. LeukoSite has many competitors both in the United States and abroad, including major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more effective marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which we are currently developing, which could render our technology and future drug products obsolete and noncompetitive. It is possible for our competitors to obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drugs before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. Even if our drugs or drug products are approved for sale, we cannot assure our ability to compete successfully with competitors' existing products or products under development.

         WE RELY ON CONTRACT MANUFACTURERS AND LACK MANUFACTURING EXPERIENCE OURSELVES.

         LeukoSite depends on third parties to manufacture its product candidates and is aware of only a limited number of manufacturers which it believes has the ability and capability to manufacture its drug candidates for preclinical and clinical trials. LeukoSite and ILEX have an agreement with Boehringer Ingleheim for the production of CAMPATH-Registered Trademark- for our clinical trials and for any commercial sales. We rely currently on the Therapeutic Antibody Centre ("TAC") for the manufacture of LDP-01 and LDP-02 for preclinical testing and early clinical trials. We have agreements with Cytogen and Abbott Laboratories for them to manufacture LDP-02 for our clinical trials. If we were required to transfer manufacturing processes to other third-party manufacturers, then we could experience significant delays in supply. If, at any time, we are unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, then our ability to conduct preclinical and clinical trials with our drug candidates will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals. We have no experience in manufacturing and we currently lack the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for preclinical and clinical trials.

         THERE ARE RISKS ASSOCIATED WITH THE ILEX JOINT VENTURE.

         LeukoSite has entered into a joint venture with ILEX for the development and commercialization of CAMPATH-Registered Trademark- for the treatment of chronic lymphocytic leukemia. As part of the joint venture, we are obligated to share fifty percent of the development costs of CAMPATH-Registered Trademark-. We cannot guarantee that we will have the cash available or will desire to maintain our commitment to the joint venture. If LeukoSite fails for any reason to make a required capital contribution to the joint venture, then ILEX may gain control of the management of the joint venture and become entitled to a greater share of the profits derived from product sales of CAMPATH-Registered Trademark-. At the same time, there can be no guarantee that ILEX will have the cash available or will desire to maintain its commitment to the joint venture. If ILEX fails for any reason to make a required capital contribution to the joint venture, then we may be required to make additional capital contributions to the joint venture to maintain the desired level of development activities by the joint venture. It is possible that we may not have the resources to compensate for any failure by ILEX to make any capital contributions in its stead and the joint venture may not be able to continue operations with lesser funding. In addition, after the earlier of a change in control (as defined in the joint venture agreement between LeukoSite and ILEX) of ILEX or LeukoSite and October 2, 2000, either company has the right to purchase the other company's ownership of the joint venture in the event of an unresolved deadlock. As a result, LeukoSite may never be able to recoup its investment in the joint venture.

         RAPID TECHNOLOGICAL CHANGE COULD RENDER PRODUCTS OBSOLETE.

         Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. LeukoSite expects that the technologies associated with biotechnology research and development will continue along this rapid path. Our success will depend in large part on our ability to maintain a competitive position in the rapidly changing environment.

Because of the rapid changes in technology, our compounds, products or processes may become obsolete before we can recover the expenses incurred in developing such compounds, products or processes. We cannot assure that we can maintain our technological competitiveness.

         WE DEPEND ON KEY PERSONNEL.

         We believe that our ability to successfully implement our business strategy is highly dependent on our management and scientific team. None of our executive officers has employment agreements with us. Losing the services of one or more of these individuals might hinder our ability to achieve our development objectives. We are highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot be sure that we can continue to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

         CERTAIN EXISTING STOCKHOLDERS HOLD A SUBSTANTIAL PORTION OF OUR STOCK.

         LeukoSite's officers, directors and principal stockholders own or control approximately 47.25% of the outstanding common stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders.

         WE HAVE NOT DECLARED ANY DIVIDENDS.

         We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends in the foreseeable future.


                                    LEUKOSITE

         LeukoSite is a biotechnology company developing proprietary drugs designed to block the disease-promoting action of white blood cells. The focus of LeukoSite's research and development is on drugs for the treatment of cancer, autoimmune and inflammatory diseases. The mailing address and telephone number of our principal executive office is 215 First Street, Cambridge, MA 02142 (617) 621-9350.

                               RECENT DEVELOPMENTS

         On February 11, 1999 LeukoSite acquired all of the issued and outstanding capital stock of CytoMed, Inc. through the issuance of 935,625 shares of LeukoSite's Series A Convertible Preferred Stock.

                                 USE OF PROCEEDS

         LeukoSite will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

     THERE ARE TWO GROUPS OF SELLING SHAREHOLDERS COVERED BY THIS PROSPECTUS

                       CYTOMED MERGER SELLING SHAREHOLDERS

         Under an Agreement and Plan of Merger and Reorganization, dated January 4, 1999, among LeukoSite, LeukoSite Merger Corporation, a wholly-owned subsidiary of LeukoSite, and CytoMed, Inc., we agreed to register the LeukoSite common stock to be issued as consideration for the merger of CytoMed with and into LeukoSite Merger Corporation for the accounts of the former shareholders of CytoMed. We also agreed to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares. Certain of the selling stockholders have agreed not to sell any of their shares of common stock acquired as consideration for the merger until August 12, 1999.

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of February 26, 1999, by each of the selling stockholders, on which date 11,931,795 shares of common stock were outstanding (and excluding all of the shares which are being registered hereunder).

         The information provided in the table below with respect to each selling stockholder is based upon our calculation of such ownership under the Agreement and Plan of Merger and Reorganization or has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with LeukoSite. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

         The information provided below also assumes that at LeukoSite's annual meeting of shareholders, to be held on May 25, 1999, our shareholders authorize and approve the conversion into common stock of all of the outstanding shares of Series A Convertible Preferred Stock issued to the former shareholders of CytoMed listed below, and the issuance, as additional consideration if and when we receive certain cash payments or achieve drug development milestones, of common stock to such former CytoMed shareholders.

                                                     SHARES                                    SHARES BENEFICIALLY
                                                    BENEFICIALLY           NUMBER OF           OWNED AFTER OFFERING
     NAME AND ADDRESS                              OWNED PRIOR TO        SHARES BEING         ------------------------
      OF BENEFICIAL OWNER                           OFFERING (1)          OFFERED (2)         NUMBER        PERCENTAGE
      -------------------                           ------------          -----------         ------        ----------
   Atlas Venture Fund II, L.P.                         79,433                79,433              0               *
     222 Berkeley Street
     Boston, MA 02116
     Attn: Jean-Francois Formela

   Atlas Venture Europe Fund B.V.                      63,931                63,931              0               *
     P. O. Box 5225
     1410 AE NAARDEN
     The Netherlands
     Attn: Hans Bosman

   CIP Capital, L.P.                                   64,580                64,580              0               *
     Bldg. 300
     435 Devon Park Drive
     Wayne,  PA  19087
     Attn: Joseph Jackson

   Gateway Venture Partners III L.P.                   27,268                27,268              0               *
     8000 Maryland Avenue, Suite 1190
     St. Louis,  MO  63105
     Attn: C.E. Anagnostopoulos, Ph.D.

   RHO Management Trust II                            504,003                24,836           479,167          3.8%

     c/o RHO Management Co.
     767 Fifth Avenue, 43rd Floor
     New York,  NY  10153
     Attn:  Peter Kalkanis

   Entities Affiliated with HealthCare
   Investment Corporation(3)                        2,600,513               114,921            6,500             *
     44 Nassau Street
     Princeton, New Jersey 08542
     Attn:  Jeffrey Stienberg

   Hudson Trust                                        68,724                10,490           58,234             *
     C/o  Summit Asset Management
     666 Plainsboro Road, Suite 445
     Plainsboro,  NJ  08536
     Attn:  Scott Ciccone


   New York Life Insurance Company                    175,801               175,801              0               *
     51 Madison Avenue, 2nd Floor
     New York,  NY  10010
     Attn: Richard F. Drake, Room 207
              2nd Floor South,
              Home Office Building

   Stiefel Laboratories (Ireland) Ltd.                 92,467                92,467              0               *
     Finisklin Industrial Estate
     Sligo, Ireland
     Attn: Thomas J. Crowley

   Richard H. Woodrich                                    996                   996              0               *
     c/o LeukoSite, Inc.
     215 First Street
     Cambridge,  MA 02142

   Richard A. Fisher                                      888                   888              0               *
     c/o UCB Research Inc.
     840 Memorial Drive
     Cambridge,  MA 02139

   Thomas R. Beck                                       1,777                 1,777              0               *

     345 Silver Hill Road
     Concord, MA  01742

   Entities Affiliated with Schroders PLC(4)          952,841               260,061           227,996          1.95%
      c/o  Schroder Venture Managers
      22 Church Street
      Hamilton HM11 Bermuda
      Attn:  Cindy Abraham

   Oracle Strategic Partners, L.P.                    390,090               390,090              0               *
     712 5th Avenue, 45th Floor
     New York,  NY  10019
     Attn:  Norman Schleifer

   Biotechnology Development                           86,687                86,687              0               *
   Fund,  L.P.
     575 High Street, Suite 201
     Palo Alto,   CA  94301
     Attn:  Virginia Leung

   WPG-Present Fund, L.P.                              81,647                81,647              0               *
     One New York Plaza
     NewYork, NY  10004-1950
     Attn:  Anthony Avicolli

   WPG-Present Overseas, Ltd.                           4,714                 4,714              0               *
     One New York Plaza
     New York,  NY  10004-1950
     Attn:  Anthony Avicolli

   WPG-Present QP Fund, L.P.                              326                   326              0               *
     One New York Plaza
     New York, NY  10004-1950
     Attn:  Anthony Avicolli

   Deutsche Vermogens-                                170,200               170,200              0               *
   Bildungsgesellschaft mbH
     Feldbergstr. 22
     60323 Frankfurt am Main
     Germany
     Attn:  Berndt Ubach-Utermohl

---------------------
* Less than 1% of the outstanding shares of common stock (including the shares being registered hereunder).

(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of Common Stock that can be exercised within 60 days of February 26, 1999. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power. Also includes all outstanding shares of Series A Preferred Stock, assuming conversion into shares of common stock, and all shares of common stock which may be issued to the former shareholders of CytoMed as additional merger consideration if and when certain payments are received by us or certain milestones are reached with respect to certain products.

(2) The number of shares being offered includes all outstanding shares of Series A Preferred Stock, assuming conversion into shares of common stock, as well as all shares of common stock which may be issued to the former shareholders of CytoMed as additional merger consideration if and when certain payments are received by us or certain milestones are reached with respect to certain products.

(3) Includes shares held by HealthCare Ventures III, L.P. ("HCV III"), HealthCare Ventures IV, L.P. ("HCV IV") and Healthcare Ventures V, L.P. ("HCV V"). Includes 6,500 shares of Common Stock which HealthCare Ventures LLC has the right to acquire within 60 days of February 26, 1999 upon the exercise of stock options. Mr. Cavanaugh, a director of LeukoSite, is a general partner of the general partner of each of HCV III and HCV IV.

(4) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1 ("Schroder 1"), Schroder Ventures International Life Science Fund L.P. 2 ("Schroder 2"), Schroder Ventures International Life Science Trust ("Schroder Trust"), and Schroder Ventures International Life Sciences Fund Co-Investment Scheme ("Schroder Co-Investment"). Includes 6,500 shares of Common Stock which Schroders PLC has the right to acquire within 60 days of February 26, 1999 upon the exercise of stock options. Ms. Bingham, a director of LeukoSite, is a partner of Schroders PLC.


                     PRIVATE PLACEMENT SELLING SHAREHOLDERS

         Under a Registration Rights Agreement dated July 1, 1998 among LeukoSite and certain selling stockholders, we agreed to register the LeukoSite common stock sold to those selling stockholders in the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of September 30, 1998, by each of the selling stockholders.

         The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with the Company. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.


                                                        SHARES            NUMBER
                                                     BENEFICIALLY       OF SHARES                  SHARES
                                                      OWNED PRIOR         BEING               BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                TO OFFERING (1)      OFFERED              AFTER OFFERING (1)
------------------------------------                ---------------     ---------             ------------------
                                                                                              NUMBER     PERCENT
Entities Affiliated with HealthCare Ventures LLC      2,482,343           2,479,093            3,250        *
(2)
   44 Nassau Street
   Princeton, New Jersey 08542

Timothy Springer (3)                                    773,741             770,825            2,916        *
   Center for Blood Research
   200 Longwood Avenue
   Boston, Massachusetts 02115

Entities Affiliated with Schroders PLC (4)              756,451             291,667          464,784       4.9
    120 Cheapside
    London EC2V 6DS
    England

Warner-Lambert Company                                  618,466             618,466               --        *
    201 Tabor Road
   Morris Plains, New Jersey 07950

 Roche Finance Ltd                                      610,301             610,301               --        *
   c/o Hoffman-La Roche, Ltd.
   124 Grensacherstrasse
    CH-4002 Basel
    Switzerland

Entities Affiliated with Rho Management Co.,            548,307             548,307               --        *
Inc. (5)
   767 Fifth Avenue
   New York, New York 10153

Lombard Odier & Cie                                     425,325             425,325               --        *
   Toedistrasse 36
   CH8027
   Zurich, Switzerland

Perseus Capital, LLC                                    416,667             416,667               --        *
   The Army and Navy Club Building
   1627 I Street NW
   Suite 610
   Washington, DC 20006

S.R. One Ltd                                            222,222             222,222               --        *
   Bay Colony Executive Park, Suite 315
   565 East Swedesford Road
   Wayne, Pennsylvania 19087

Goldman Sachs & Co.                                     166,667             166,667               --        *
   One New York Plaza
   New York, New York 10004

Springer Family Trust                                   134,067             134,067               --        *
   245 Walcott Road
   Chestnut Hill, Massachusetts

Peretz Family Investments (6)                           115,758             115,758               --        *
   20 Larchwood Drive
   Cambridge, MA 02138

New Day Investment Partnership                          111,111             111,111               --        *
   6690 LaJolla Scenic South
   LaJolla, California 92037

Entities  Affiliated  with Weiss Peck &                  71,111              71,111               --        *
Greer LLC(7)
   One New York Plaza
   New York, New York 10004

YK Capital L. P. (8)                                     52,750              50,000               --        *
   509 Rochampton Road
   Hillsborough, California 94010

Four Partners                                            33,334              33,334               --        *
   667 Madison Avenue
   7th Floor
   New York, New York 10021

Christopher Walsh (9)                                    10,898                 945            9,953        *
   Harvard Medical School
   45 Shattuck Street
   Boston, Massachusetts 02115

Daniel Kisner                                             5,444               5,444               --        *
   1849 Montgomery Avenue
   Cardiff, California 92007

Todd Noonan                                                 500                 500               --        *
   International Creative
   Management, Inc.
   40 West 57th Street, 18th Floor
   New York, New York 10019

--------------------------------------------------------------------------------
*        Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of September 30, 1998, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2) Includes shares held by HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P. Includes 3,250 shares of Common Stock which HealthCare Ventures, LLC has the right to acquire within 60 days of September 30, 1998 upon the exercise of stock options. Mr James Cavanaugh, a director of LeukoSite, is a general partner of the general partner of HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P.

(3) Includes shares held by Dr. Springer's wife and the Springer Family Trust. Dr. Springer disclaims beneficial ownership of all shares owned by his wife and beneficial ownership of the shares owned by the Springer Family Trust except to the extent of his proportional interest. Includes 2,916 shares of Common Stock which Dr. Springer has the right to acquire within 60 days of September 30, 1998 upon the exercise of stock options. Dr. Springer is a director of LeukoSite.

(4) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1, Schroder Ventures International Life Science Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, and Schroder Ventures International Life Sciences Fund Co-Investment Scheme. Includes 3,250 shares of Common Stock which Schroders PLC has the right to acquire within 60 days of September 30, 1998 upon the exercise of stock options. Ms. Kate Bingham, a director of LeukoSite, is a partner of Schroders PLC.

(5)      Includes shares held by Rho Management Trust II.

(6) Dr. Martin Peretz, a director of LeukoSite, is a general partner of the Peretz Family Investments.

(7) Includes shares held by WPG Life Sciences Fund, L.P. and WPG Institutional Life Sciences, L.P.

(8) Dr. Yasunori Kaneko, a director of LeukoSite, is a general partner of YK Capital, L.P.

(9) Includes 4,468 shares of Common Stock which Dr. Walsh has the right to acquire within 60 days of September 30, 1998 upon the exercise of stock options. Dr. Walsh is a director of LeukoSite.


                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

         -        in the over-the-counter market,

         -        in private transactions,

         -        through options,

         -        by pledge to secure debts and other obligations, or

         -        a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by LeukoSite. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is the Secretary of LeukoSite. Other attorneys at Bingham Dana LLP own a total of approximately 1,600 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of LeukoSite as of and for the year ended December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated by reference into this prospectus and this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts as giving said report.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF APRIL 9, 1999. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.









         TABLE OF CONTENTS

                                  Page
                                  ----
Where You Can Get More
Information..................      2

Forward-looking Statements...
                                   3
Risk Factors.................      3

LeukoSite....................      12

Recent Developments..........      12

Use of Proceeds..............      13

Selling Stockholders.........      13

Plan of Distribution.........      21

Legal Matters................      22

Experts......................      22





                   8,722,923 SHARES







                    LEUKOSITE, INC.


                     COMMON STOCK




                  -------------------

                      PROSPECTUS

                     [----------]

                  -------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):


SEC Registration Fee .........................................           $ 4,033
Nasdaq National Market Listing Fees ..........................                 0
Legal Fees and Expenses ......................................           $20,000
Accountants' Fees and Expenses ...............................           $ 1,500
Miscellaneous Costs ..........................................                 0

      Total ..................................................           $25,533


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         Each of the Registration Rights Agreement, dated as of July 1, 1998, and the Agreement and Plan of Merger and Reorganization, dated January 4, 1999, provides for indemnification by the Registrant of each of the selling stockholders against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise, and provides for indemnification by the selling stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise.

ITEM 16. EXHIBITS

EXHIBITS
--------
*3.3     Restated Certificate of Incorporation of the Registrant.

*3.4     Amended and Restated By-Laws of the Registrant, as amended to date.
 4.1     Specimen certificate for shares of common stock.
 5       Opinion of Bingham Dana LLP
23.1     Consent of Bingham Dana LLP (included in Exhibit 5.1)
23.2     Consent of Arthur Andersen LLP
         [Attach Certificate of Designation for Series A Preferred?]

-----------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, LeukoSite, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 12th day of April, 1999.

                                      LEUKOSITE, INC.

                                      By: /s/ Christopher Mirabelli
                                          -------------------------------------
                                          Christopher K. Mirabelli
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Christopher K. Mirabelli and Augustine Lawlor severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE                                   TITLE                                    DATE
         ---------                                   -----                                    ----
/s/ Christopher Mirabelli            Chairman of the Board of Directors, President,      April 12, 1999
-----------------------------        Chief and Executive Officer (Principal
Christopher K. Mirabelli             Executive Officer)

/s/ Augustine Lawlor                 Vice President, Corporate Development,              April 12, 1999
-----------------------------        Chief Financial Office (Principal Financial
Augustine Lawlor                     and Accounting Officer)

/s/ Kate Bingham                     Director                                             April 12, 1999
-----------------------------
Kate Bingham

/s/ James Cavanaugh                  Director                                             April 12, 1999
-----------------------------
James Cavanaugh

/s/ Yasunori Kaneko                  Director                                             April 12, 1999
-----------------------------
Yasunori Kaneko

/s/ Martin Peretz                    Director                                             April 12, 1999
-----------------------------
Martin Peretz

/s/ Mark Skaletsky                   Director                                             April 12, 1999
-----------------------------
Mark Skaletsky

/s/ Timothy Springer                 Director                                             April 12, 1999
-----------------------------
Timothy A. Springer, Ph. D.

/s/ Christopher Walsh                Director                                             April 12, 1999
-----------------------------
Christopher T. Walsh, Ph. D.

                                  EXHIBIT INDEX

 EXHIBITS

*3.3     Restated Certificate of Incorporation of the Registrant.
*3.4     Amended and Restated By-Laws of the Registrant, as amended to date.
 4.1     Specimen certificate for shares of common stock.
 5       Opinion of Bingham Dana LLP
23.1     Consent of Bingham Dana LLP (included in Exhibit 5.1)
23.2     Consent of Arthur Andersen LLP


-----------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).